Exhibit 99.1

Qualigen Therapeutics Provides Corporate Update for Third Quarter and To Date 2023

●	Initiated dosing of three patients in first cohort of Phase 1 clinical trial of QN-302 for treatment of advanced or metastatic solid tumors
●	Phase 1a patient recruitment ongoing; company anticipates sharing update on safety and preliminary efficacy in second quarter of 2024
●	Expect to select lead Pan-RAS inhibitor candidate for IND enabling studies in first quarter of 2024

CARLSBAD, Calif., Nov. 14th, 2023 (GLOBE NEWSWIRE) — Qualigen Therapeutics, Inc. (Nasdaq: QLGN), a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, today provides a corporate update for the third quarter ending September 30, 2023 and to date:

Highlights:

QN-302

●	Announced first cohort of three patients initially dosed in the Phase 1 clinical trial of QN-302 for treatment of advanced or metastatic solid tumors
●	Presented scientific data on QN-302 at AACR Special Conference: Pancreatic Cancer, in October 2023:

○	“The Pan G-Quadruplex experimental drug QN-302 in PDAC: identification of potential biomarkers for clinical studies” by Ahmed Ahmed, Tariq Arshad, and Stephen Neidle.

▪	Studies showed that increased expression of S100P and CX3CL1 correlated with human pancreatic ductal adenocarcinoma (PDAC) disease progression – both gene targets previously proposed as potential biomarkers (Poster).

○	“Target genes in pancreatic cancer cells of the Pan G-Quadruplex clinical candidate compound QN-302 revealed by comparative transcriptome profiling” by Ahmed Ahmed, Tariq Arshad, Maria Roman-Escorza, Dan Neidle, and Stephen Neidle.

▪	Studies showed that administering QN-302 to PDAC cells produced significant changes in the pattern of down-regulated G-quadruplex (G4) genes (Poster).

●	Partnered with TD2 for Phase 1 clinical development of QN-302 for the treatment of advanced or metastatic solid tumors.

Pan-RAS

●	Presented poster highlighting Qualigen Therapeutics’ Pan-RAS inhibitor platform at AACR Special Conference: Advances in Breast Cancer, in Oct 2023:

○	“Pan-RAS Inhibitors to Treat Luminal B Breast Cancer” by Geoff Clark, Raphael N. Jigo, Howard Donninger.

●	Our RAS inhibitors suppressed the interaction of RAS with its downstream mitogenic effectors and suppressed RAS signaling pathways (MAPK and RAL pathways) in Luminal B breast cell model systems (Poster).

Dear Shareholders:

In the third quarter to date this year, we completed our transition from a diversified life science company to a streamlined clinical stage therapeutics company focused on execution and judicious capital deployment toward our differentiated oncology pipeline for the benefit of patients worldwide. In July we announced the divestiture of our FastPack® diagnostics business for approximately $5 million in an all-cash transaction to support advancement of our therapeutics pipeline.

Our team and collaborators have worked diligently to advance our QN-302 program on time and within budget. We are excited to announce the initiation of dosing of not only our first patient, but of our first cohort of three patients in the Phase 1a dose escalation portion of our clinical trial of QN-302, an investigational G4-selective transcription inhibitor. This follows the announcement of QN-302 receiving US FDA Investigational New Drug (IND) clearance to initiate the clinical trial in July and the announcement of first patient dosed last week. Our Pan-RAS inhibitor platform continues to present compelling in vivo data in multiple cancer models as we make progress toward identifying a lead candidate for IND-enabling studies under our sponsored research collaboration with the University of Louisville, Kentucky.

About Our Phase 1 Clinical Trial for QN-302

As stated above, our focus in 2023 has been the swift execution of business priorities. We initiated IND-enabling studies for QN-302 in January 2022, when the technology package was exclusively in-licensed from the University College London, having been discovered and developed by Dr. Stephen Neidle’s group at the School of Pharmacy. We enlisted our CRO, TD2, and within 18 months of initiating IND-enabling studies we received IND clearance to initiate Phase 1 clinical trials by the US FDA. In January 2023 we obtained Orphan Drug Designation for the potential treatment of pancreatic cancer.

Details of our Phase 1 study are as follows:

Title: A Phase I, Multicenter, Open-label, Dose Escalation and Dose Expansion Trial Evaluating the Safety, Pharmacodynamics, and Pharmacokinetics of Intravenous QN-302 in Patients With Advanced or Metastatic Solid Tumors

Pending the Company’s ability to secure additional capital, up to 36 patients will be enrolled in the dose escalation (Phase 1a) portion of the study. The exact number of patients to be enrolled will depend on the observed safety profile. The dose expansion (Phase 1b) cohort may enroll up to an additional 20 patients with advanced, metastatic solid tumors. The expansion cohort will further evaluate safety and assess for antitumor effect of QN-302.

The primary objectives of this Phase 1a study are:

●	To determine the MTD and the dose-limiting toxicities (DLTs) of QN-302 monotherapy in patients with advanced or metastatic solid tumors that have not responded to or have recurred following treatment with available therapies.
●	To establish the dose of QN-302 recommended for future studies (the Recommended Phase 2 Dose [RP2D]).

The secondary objectives of the Phase 1a study are:

●	To determine the pharmacokinetics of QN-302.
●	Explore the pharmacodynamic effects of QN-302 on selected tumor biomarkers.
●	To observe patients for any evidence of antitumor activity of QN-302 by objective radiographic assessment.

About Our Pan-RAS Inhibitor Platform

We continue to build our data package for our lead optimization stage Pan-RAS inhibitor platform. Along with our team at the University of Louisville, we presented a poster in June at the American Society of Clinical Oncology’s (ASCO) 2023 Annual Meeting highlighting the ability of our pre-lead compounds to potentially overcome emerging resistance and limited clinical durability of commercially approved KRAS G12C inhibitors. This is an exciting development that we are actively exploring under our sponsored research agreement. More recently, in September our collaborator Dr. Geoff Clark presented at the American Association of Cancer Research: Advances in Breast Cancer Special Meeting describing data supporting how new pre-lead Pan-RAS candidates suppressed RAS signaling pathways (MAPK and RAL pathways) via anti-tumor activity in a breast cancer vivo model.

We believe RAS continues to be a promising target. RAS is the most common cancer oncogene and activating mutations occur in one of the three human RAS gene isoforms (KRAS, HRAS, or NRAS) are present in about one-fourth of all cancers. In fact, mutant KRAS is found in 98% of pancreatic ductal adenocarcinomas, 52% of colon cancers, and 32% of lung adenocarcinomas. We believe a Pan-RAS inhibitor can complement other therapeutic approaches in development and are looking to advance potential partnerships for this compelling platform. Our goal is to select a lead compound for IND-enabling studies in the first quarter of 2024 and to present new data at major conferences throughout the year.

We are proud of what our team and collaborators have accomplished in the third quarter this year and beyond. For the remainder of the fourth quarter and into 2024 our plan is to continue to execute and deploy capital judiciously on what we believe will be the highest return on investment activities without sacrificing quality, and most importantly, activities for patients who are relying on new therapeutic treatment options. We are encouraged by the feedback we have received at our two active clinical trial sites and welcome potentially adding additional sites next year. We plan to share updates with our QN-302 program and Pan-RAS inhibitor platform in Q1 next year, as well as provide an update on safety and preliminary efficacy for our Phase 1a study for QN-302 in the first half of 2024.

Thank you again for your support.

Sincerely,

Michael S. Poirier, CEO, Chairman of the Board, and Founder

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of Pan-RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy for development of its therapeutic drug candidates, including the anticipated timeline for the Company’s Phase 1 clinical trial and enrolling and dosing of patients (including possibly those with solid tumors), the sharing of initial data, the ability of the Company to raise additional capital, and the timing of selection of a lead compound for IND-enabling studies of Pan-RAS. Actual events or results may differ materially from the Company’s expectations. There can be no assurance that the Company will be able to successfully develop any drugs (including QN-302, Pan-RAS and QN-247); that preclinical development of the Company’s drugs (including Pan-RAS and QN-247) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that preclinical study results the Company observed in animals will be borne out in human patients; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn additional sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, Pan-RAS and QN-247). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For more information about Qualigen Therapeutics, Inc., please visit www.qlgntx.com.

Contact:

Investor Relations

ir@qlgntx.com.

Source: Qualigen Therapeutics, Inc.